Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
BZH - Q4 2012 Beazer Homes USA Inc. Earnings Conference Call

EVENT DATE/TIME: NOVEMBER 12, 2012 / 04:00PM GMT

OVERVIEW:
BZH reported 4Q12 net loss per share, excluding certain items, of $0.69.

CORPORATE PARTICIPANTS
Carey Phelps Beazer Homes USA, Inc. - Director, IR & Corporate Communications
Allan Merrill Beazer Homes USA, Inc. - President & CEO
Bob Salomon Beazer Homes USA, Inc. - EVP, CFO & CAO

CONFERENCE CALL PARTICIPANTS
David Goldberg UBS - Analyst
Alan Ratner Zelman & Associates - Analyst
Michael Rehaut JPMorgan Chase - Analyst
Dan Oppenheim Credit Suisse - Analyst
Joel Locker FBN Securities - Analyst
Alex Baron Housing Research Center - Analyst

PRESENTATION

Operator

Good morning and welcome to the Beazer Homes earnings conference call for the fourth quarter and fiscal year ended September 30, 2012. This conference is being recorded and will be hosted by Allan Merrill, the Company's Chief Executive Officer. Joining him on the call today will be Bob Salomon, the Company's Chief Financial Officer.

Before he begins, Carey Phelps, Director of Investor Relations, will give instructions on accessing the Company's slide presentation over the Internet and will make comments regarding forward-looking information.

Carey Phelps - Beazer Homes USA, Inc. - Director, IR & Corporate Communications

Thank you. Good morning and welcome to the Beazer Homes conference call discussing our results for the fiscal year and quarter ended September 30, 2012. During this call, we will webcast a synchronized presentation, which can be found on the investor page of Beazer.com.

Before we begin, you should be aware that, during this call, we will be making forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors are described in our SEC filings, including our Annual Report on Form 10-K.

Any forward-looking statement speaks only as of the date on which such statement is made and except as required by law, we do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Joining me today are Allan Merrill, our President and Chief Executive Officer and Bob Salomon, our Executive Vice President and Chief Financial Officer. Following their prepared remarks, we will take questions in the time remaining. I will now turn the call over to Allan.

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Thank you, Carey and thank you for joining us. On our call this morning, we will provide highlights of our results for fiscal 2012, including our recently concluded fourth quarter, update you on our progress on our four path to profitability strategies and share our primary financial goals for fiscal 2013.

During fiscal '12, we made impressive progress on our path to profitability strategies while dramatically strengthening our balance sheet. We generated solid growth in orders, closings and backlog across every geographic segment and achieved companywide gross margin expansion. Although we clearly benefited from improvements in the housing market, our team's efforts to implement our strategies played a central role in our accomplishments.

For the full year, we generated $22 million in positive adjusted EBITDA, up $47 million. We recorded 4,901 new home orders, an increase of 25% over last year. We closed 4,428 new homes up 36%. We ended fiscal '12 with a backlog that was 33% higher in units and 43% higher in value than at the end of fiscal '11 and we increased gross margins, excluding interest and impairments by 50 basis points even though our primary focus was improving absorption rates.

In terms of our balance sheet, we raised $170 million in growth capital, which we have started to invest in new communities. We reduced our annual cash interest expense by approximately $15 million and we increased our liquidity ending the year with $488 million in unrestricted cash, as well as a new undrawn $150 million revolver.

Results in the fourth quarter contributed to the full year's encouraging operational trends. Most importantly, we generated positive adjusted EBITDA of $15 million, even after absorbing nearly $6 million in charges related to discontinued operations. Orders were up 10% year-over-year despite an 11% decline in community count in the quarter. While this order growth was lower than in prior quarters, the underlying improvement in sales per community continues to be very strong, especially in light of our intentional pivot to a primary operational focus on improvement in gross margins.

ASP in backlog was up nearly $20,000, which, as we will discuss this morning, is an important development in our path to profitability. Closings were up 17% as we benefited from a much higher backlog and finally, our homebuilding gross margins were up 90 basis points year-over-year. Operationally and financially, we are a long way from where we want to be, but we are also a lot closer than we used to be.

Now let's dig into the four components or strategies of our path to profitability plan. These have not changed; although, today, we are going to share some numerical targets for each metric. Please understand that these targets are not specifically for fiscal 2013. We will make a big effort to reach all of them as soon and as responsibly as we can, but collectively reaching these levels will clearly take us into fiscal 2014.

Improving sales per community and the portion of our communities that are performing has been the foundation of our operational improvement efforts. It is simply impossible for us to reach profitability, let alone generate adequate returns on capital without improving sales absorptions and eliminating nonperforming communities.

The results for the year are very encouraging. On a trailing 12-month basis, we reached 2.3 sales per month per community, up nearly 30% from 1.8 sales per month a year ago. Equally important, looking at the average of the last four quarters, the ratio of our communities we calculate to be performing is up to 81% from 69% a year ago.

As I mentioned a moment ago, today, we are introducing some longer-term targets for all four of our core path to profitability strategies. These targets are all expressed as ranges since they are interrelated in a variety of ways. And it is important to note that we reserve the right to change these targets, especially to the upside. As pleased as I am with our improvement in sales per community per month, we have plenty of work to do to reach our path to profitability target range of 2.5 to 2.75 and on the performing community metric, we want the average of our last four quarters to exceed 90%.

The second area where we have made great progress in our path to profitability is leveraging and in fact, reducing our fixed costs. This includes both our G&A and our interest expense. Our annualized total G&A as a percentage of revenue fell over 700 basis points in the last year as we held the line on expenses and generated higher revenue.

With respect to interest expense, as a result of our capital transactions, we reduced our GAAP interest expense by about $17 million, $15 million of which is in annual cash savings. Since we aren't currently contemplating any transactions that would further reduce our interest cost, the target for future improvement in leveraging our fixed cost is expressed in terms of G&A as a percentage of revenue. Remembering that we exclude commissions from this figure, our path to profitability target range is between 9% and 10% of revenue. This will only happen if we continue to grow revenue faster than expenses and I believe we can do that.

In order to return to profitability, we need to improve our gross margins and, perhaps even more importantly, our gross margin dollars per closing. This is a new way for us to discuss margins and it is very important. We can't really make money off a higher gross margin percentage; we need the gross margin dollars and the dollars are a function of both the gross margin percentage and the average sales price.

Over the past year, we have been highly successful in working through some of our oldest and lowest-priced communities. As a result, if you look at our ASP in backlog, you will notice that it was a lot higher at year-end than it was last year. Bob will show you some interesting data on how ASP in backlog at year-end has related to ASP on future home closings. But let me be clear, regardless of whether there is improvement in new home prices in fiscal 2013, our ASP is going to trend up significantly as our mix within and between markets changes.

Separately, our gross margin percentage is showing some early signs of improvement. We were pleased to pick up 50 basis points this year, but we know a lot more is needed. In fact, we have gone on record as saying we are targeting a gross margin percentage that starts with a 2 and not a 1.

Now combining these two metrics, ASP and gross margin percentage, you can see the modestly improving trend this year in gross margin dollars per closing. More importantly, you can also see that our path to profitability target range of $45,000 to $50,000 represents significant improvement compared to the $37,000 we generated in fiscal 2012. Yes, it is a tall order, but improving ASP can provide us a big boost to gross margin dollars this year even as we continue to scrap for every basis point in the gross margin percentage.

The last of our four path to profitability strategies is to gradually expand our community count and frankly, we have been going in the opposite direction for the last year. As I told prospective investors in July, I just didn't feel comfortable gambling our liquidity on incremental land deals until we proved we were better operators. When we reached the end of June, I felt like we had made enough progress in community performance to ask investors to underwrite an expansion of our community count.

Although the short-term reaction to the share price was painful, investors fully subscribed to our offering allowing us to raise about $170 million in growth capital. Since completing the offering, we have gone to work carefully investing the funds. So far, we have contracted for more than 20 communities or about the number we had purchased in the entire year preceding the offering.

But here is where I have to offer a surgeon general-type warning. We are targeting new communities that can provide robust margins, not a quick boost to this year's home sales. This means we are typically acquiring raw or semi-developed sites, which likely won't generate sales or closings until fiscal 2014.

As a result, our average community count isn't going to gradually increase this year; it is going to fall. This reduction will present a real challenge to sustaining growth in new home orders in fiscal '13 even as we deliver substantially improved profitability.

The good news on the land side is that we have plenty of capital and numerous opportunities to enable us to rebuild and then expand our community count in the coming quarters. And despite the current challenges, our path to profitability target for average community count is between 190 and 200, but we won't do dumb deals just to hit these numbers.

Now, taken as a group, these path to profitability targets represent the most important quantifiable metrics we are pursuing to accelerate our return to profitability. While none of them will happen without effort on our part, none of them are dependent on improvements in market conditions that are completely outside our control. We are committed to creating our own recovery, not waiting for market conditions to do it for us.

Now I'll turn the call over to Bob to review more detailed financial results. After that, I will finish with our financial objectives for fiscal 2013.

Bob Salomon - Beazer Homes USA, Inc. - EVP, CFO & CAO

Thanks, Allan. The progress we made on our path to profitability strategies resulted in significant improvement in our financial results from continuing operations this year. For the quarter, our net loss, excluding inventory impairments and the loss on debt extinguishment incurred when we refinanced our 2017 notes, improved to $0.69 per share this year compared with a loss of $2.38 per share in the fourth quarter of fiscal 2011.

Similarly, for the full year, when we exclude the first-quarter FIN 48 tax benefit, impairments and losses on debt extinguishment, our loss per share was $6.17 for fiscal 2012 compared with $11.14 last year.

We converted 66% of our beginning backlog this quarter, slightly better than I had predicted on our last call. This slide shows the factors which impact our backlog conversion ratio.

Homes scheduled to close in future quarters rose to 913 units at the end of September. This increase illustrates the growing percentage of to-be-built homes in our backlog, which, at September 30, was 82%. Fortunately, these homes also tend to deliver higher margins than spec sales. 7.6% of our homes in beginning backlog canceled during the quarter compared with 14% last year. We pushed 6% of our June 30 backlog into future quarters and finally, we sold and closed 429 homes during the quarter. Assuming that the vast majority of our buyers continue to prefer to-be-built homes, I expect our quarterly conversion rates during fiscal '13 to be similar to fiscal 2012.

As our experience indicates, average sales prices can be especially volatile quarter-to-quarter due to changes in geographic, product and community mix. We have enjoyed an upward trend in ASP during the past several quarters. Our fourth-quarter ASP grew to $228,600 and we finished fiscal '12 with an ASP of $224,900 or a 2.5% annual increase. Our ASP in backlog at September 30 increased significantly compared to last year, up $18,400 per home to $249,100. Additionally, this slide shows that ASP in beginning backlog has been a reasonable indicator of future closing ASPs falling in the range of 92% to 97%. As a result, I expect a significant increase in closing ASPs for fiscal 2013 trending toward the high end of this range.

The improvement in operational execution by our division management teams along with the return of pricing power in certain of our communities produced fourth-quarter homebuilding gross margins, excluding impairments and interest, of 17.2% compared with 16.3% last year. For the full year, our homebuilding gross margin was 17.7% compared with 17.2% last year. Importantly, the 2.5% growth in ASP combined with a 50 basis point increase in gross margin produced a $2,000 or 5.3% increase in gross margin dollars per closing, which was critical to the increased EBITDA we generated this year.

I am confident that our full-year fiscal 2013 margins will be higher in both percentage and dollars per closing. Improving our gross margins while maintaining sales momentum is a key objective for us this year.

On this slide, we have broken down fourth-quarter margins by segment. Operationally, margins improved 100 basis points in both the West and Southeast where we benefited from increased prices and/or lower incentives in many of our communities. In addition, the Southeast segment picked up an additional 200 basis points from warranty recoveries and related items. Partially offsetting this margin expansion was a 50 basis point decline in the East due to our decision to use pricing incentives to stimulate underperforming communities. Although our margins in the East were a drag on the fourth-quarter results, I am encouraged by the fact that they were 200 basis points higher than in the third quarter.

We made substantial progress leveraging our overheads during fiscal 2012 while delivering 17% and 36% more home closings in the fourth quarter and the full year respectively as compared with the prior year. For the full year, our total G&A expenses, which exclude commissions, improved to 10.9% of revenue from 18.5% last year. Our operating G&A leverage for the full year also improved to 9.1% of revenue for fiscal 2012 compared with 12.4% last year. For the quarter, total G&A expenses were $27.7 million representing only 7.5% of revenue, the lowest of any quarter since fiscal 2006. Details of the components of our G&A and operating G&A can be found in the appendix to this presentation.

Now let's move to our lot position and land spending. We completed fiscal 2012 with over 24,000 lots owned and under control, of which about 17,300 lots were ready for use today or in the near future. This immediate and near-term lot inventory equates to approximately four years of supply based on fiscal '12 closing volume. While we face some pressure on community count this year, we have many potential home sites available to us. Our land held for future development, representing about 6,200 lots, is a resource that we have just begun to tap. During the fourth quarter, we approved the activation of a $20 million community in the Mid-Atlantic, from which we expect our first closings in fiscal 2014.

There are two hurdles for us to move a parcel that is currently held for future development into active status. First, it must meet our strategic objectives within its division. And second, the return characteristics must be favorable when we weigh the time and capital necessary to develop the land against other acquisition opportunities. Based on improving land and home price trends, it is likely that we will pull several additional communities into active status sometime in fiscal 2013 with more expected in 2014.

For the full year, we spent $185 million on land and land development, of which $45 million was spent in the fourth quarter. This compares to $222 million last year. Our use of land generally equates to approximately 20% to 25% of homebuilding revenue. In fiscal 2012, we spent slightly less than that, or 18.6%, as we focused on improving our existing communities.

After the completion of our capital transactions last summer, we increased our efforts on the acquisition of new communities. Since the end of fiscal third quarter, we have approved and committed to purchase over 20 new and replacement communities, all of which met our underwriting criteria. For fiscal 2013, I expect us to spend at least twice as much on land and land development as we did in fiscal 2012. That is why we raised the capital in July. Every division has a solid pipeline of new land deal opportunities that they are actively pursuing. As long as we're able to continue underwriting transactions that meet our strategic and rate-of-return criteria, we intend to be very active land buyers in nearly all of our markets, with special emphasis in California, Texas, Florida, Arizona and North Carolina.

I am very pleased with the discipline our team has demonstrated this year to control our level of spec homes. At September 30, we had 392 unsold homes, a 45% reduction from a year ago. Our finished spec count declined from 334 homes last year to only 174 at the end of fiscal '12 or roughly one per community. While carrying some specs will remain an important part of our business, I expect the restraint on starting spec homes to continue.

I am very comfortable with our liquidity position. We ended fiscal 2012 with $488 million in unrestricted cash. We have a new undrawn $150 million revolver and we have no significant debt maturities until mid-2015. Capital markets transactions that we completed this year were especially beneficial to shareholders. By raising as much equity as we did, approximately $170 million, we were able to refinance our most expensive debt at a much lower interest rate, saving us $15 million in cash per year immediately. But the best part is that we also get to invest the full proceeds in our businesses to improve future profitability. In essence, we get to use the same money twice. As a result of these transactions, I expect our annualized cash interest expense to total approximately $105 million.

With respect to our deferred tax assets, as we have previously discussed, the dollar value of our deferred tax assets is significant and totaled $495 million at the end of fiscal 2012. While it is unlikely that we will be able to use our entire DTA due to some change-of-ownership limitations, our current expectation is that, upon the resumption of sustained profitability, we will be able to utilize approximately $436 million, or $13 per share, to offset future taxes.

We are aware of discussions regarding a potential reduction in federal corporate tax rates. After reviewing our mix of federal and state NOLs, we have estimated that a reduction to 28% may potentially reduce our estimated usable DTA to approximately $360 million, or $10.75 per share. With that, I will turn the call back over to Allan.

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Okay, thanks, Bob. I am very pleased with the progress we made during fiscal 2012 and I'm encouraged about our prospects. With that said, we are the first to acknowledge that losing money every year is not a sustainable financial model. That is why we have made returning to profitability our overriding goal.

For fiscal 2013, our financial goal is to deliver adjusted EBITDA of at least $50 million or approximately $30 million more than our adjusted EBITDA in fiscal '12. This improvement will arise from four primary factors -- higher closings driven by our higher backlog, increases in our ASP, further improvements in our gross margin percentage and dollars, and modest additional leverage of our overhead costs. Taken together with the benefit of a full year's worth of interest savings from our recent transactions, we plan to improve our pretax profitability by at least $40 million in fiscal '13. That won't return us to profitability, but it does represent another sizable bite at the elephant in the room, our losses.

Now, in terms of expectations for fiscal '13, I want to make sure we share all the news, not just the good news. Due to a declining community count and our operational emphasis on improving gross margins, our plan to increase profitability by at least $40 million this year does not contemplate a meaningful increase in new home orders. We are committed to making improvements against all four of our path to profitably targets, but order growth in the next few quarters isn't a necessary part of that plan.

That leads me to my final comment. Every single employee at Beazer takes our responsibility to return to profitability incredibly seriously. We are appreciative of the opportunity we have and we know we need to continue our relentless and disciplined focus on our path to profitability. So far, our plan has yielded dramatic improvements and I am convinced the best is yet to come. Thanks for your attention today. With that, I will turn the call over to the operator to take us into Q&A.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Goldberg.

David Goldberg - UBS - Analyst

Thanks. Good morning, everybody. My first question, and Allan, I'll talk about the elephant since you mentioned him at the end, I wasn't sure if we were getting away from it, but you talked last quarter about the ability to kind of maybe eat the elephant a little bit at a time, nibble the elephant, whatever the analogy was. We didn't get as much maybe update on kind of the progress on the gross margin improvements, $250 at a time I think we talked about last quarter. Where are we? Have we seen any of that start to kind of come through? Is there more opportunity than what you expected, less opportunity?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

I think we're well underway, David. I know that when we said that in August, our quarter, the September quarter was largely baked. So the things that we had started doing in July and August to improve margin, we just barely begun to scratch the surface in terms of results that we have delivered. So I feel like the opportunity is comparable to, if not greater than where it was 90 days ago. But actually I feel better about having identified more of those opportunities in individual divisions and really down at the plan and at the elevation level like I talked about a few months ago.

David Goldberg - UBS - Analyst

Got it. And then just as a follow-up on slide 8, you talk about the sales per community, the improvement that we have seen. Trying to get an idea of kind of how you benchmark that against your peers. Do you think at 2.3 sales per community, that is about in line with the market, a little light, a little heavy and kind of how do you benchmark that and how do you improve it from here?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Well, one of the things I feel strongly is that we need to do what we need to do to improve our business. And so benchmarking is useful and on things like sales per community and gross margin, when you are last, that is not good and that is where we were a year ago.

On the sales per community, in particular, I think that we are now, I would say, in the middle of the pack and I am confident that the efforts that we have had going on for the last year can continue to push that up a little bit. But I don't frankly want to push it through to the highest possible number because I think we would be leaving margin dollars on the table in doing that.

So I've said kind of consistently 2.5 is a pretty good number to shoot at. I think with an improving market, maybe we will do a bit better than that, but, of course, that is where the tension with the gross margin improvement will come in. We clearly can eke out additional improvements in velocity, but we want to take chunks on the margin side.

In terms of how do you do it, it is part and parcel of a community improvement plan. The improvement plan for a community is, at this point, two parts margin and one part velocity and really looking at the mix of features and the pricing that we have got at the incentives we are offering, those levers have to be designed at that individual community level to move both of those forward.

David Goldberg - UBS - Analyst

Got it. Thank you.

Operator

Ivy Zelman, Zelman & Associates.

Alan Ratner - Zelman & Associates - Analyst

Good morning, it's actually Alan on for Ivy. Allan, I was hoping to ask a little bit more about the community count and the target range there is very helpful in understanding you are not putting a specific timeframe on that. But if we assume that community count continues to decline through next year -- I am not sure if you quantified that; I may have missed it but -- that would kind of imply that, off of a lower base, you probably need to see 20% plus growth from that point to hit your target range. Going back historically, looking at your Company's history, we haven't really seen organic growth in communities at that level. Certainly we have seen you get there through acquisition.

So I guess the question is are there any potential M&A baked into hitting that target number there or is this something that really we shouldn't expect to hit for maybe three or four years, which would be kind of more in line with organic growth you have seen in prior cycles?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Well, there are a lot of questions embedded in that one very good question. First of all, let me say, because I don't think I did, that I would expect, that on a quarterly average basis, we will trough out in the 150 range on community count, which is down a little bit from the low 160s where we were in the fourth quarter, but that implies a pretty big percentage down relative to the 178 that we averaged for the full year.

In terms of history, I will be honest, I don't spend a lot of time and I am not too worried about five years ago or 10 years ago in terms of what organic growth rates were in communities. We have the capital and we have the pipeline that we can get to our target range, not in three or four years, but over the next couple of years in terms of community count.

Now to the question of whether there is any M&A opportunity, we will keep our eyes peeled. I am interested in that if it makes sense. There is nothing currently active and so I haven't built a plan here based on kind of the hope that something will drift into our field of view that we can tackle. So I think you should look at our community count growth as primarily an organic exercise, but I think with focus, with the right balance sheet, I think we can execute it.

Alan Ratner - Zelman & Associates - Analyst

Great, that's helpful. And just a follow-on to that then, can you give us an update on how many communities you currently have mothballed and whether any of those communities coming online is contemplated in your '13 guidance?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Well, we don't count communities in mothballed. I don't have that figure, but what I can tell you is the total dollar amount is just under $400 million. We pulled, as Bob said, one community in, but it is kind of a big community, it's a $20 million asset. We will have multiple price points in there. That will end up counting in our parlance for probably three different communities when it is active at the end of our fiscal year in '13 for '14, so that probably counts for three. I think the size of that asset in the aggregate is in the range of 500 lots.

So I would tell you that it is hard -- because each of those assets is different, I would be real careful about trying to do an extrapolation of either community count or lot count from dollars, but absolutely harvesting that asset over the next eight quarters will be part of our growth in community count.

Alan Ratner - Zelman & Associates - Analyst

Can you maybe give a little bit more detail on the $400 million, what percentage of that are finished lots that you can bring on pretty quickly versus what might be raw and still a few years out?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Most of it is going to require development. Most of it is -- in fact, a substantial majority of it and I think we have said in the past that half of it is in California. So that is -- as Bob said, the issue really is, when those deals compete with raw deals that we are looking at from third parties, that is a pretty good indicator when we start bringing those out.

Alan Ratner - Zelman & Associates - Analyst

Great. Thanks a lot.

Operator

Michael Rehaut, JPMC.

Michael Rehaut - JPMorgan Chase - Analyst

Thanks, good morning, everyone. First question, on the gross margin dollars that you targeted, again, I guess looking at the other targets, I am not sure if that range is necessarily for fiscal '13, but certainly you have also pointed out the ASP is starting to trend upward nicely, particularly this quarter in the average order price, average backlog. So working off of I guess where you were -- where you are in the fourth quarter in the low 17% pre-interest, just trying to extrapolate if possible what that implies from a percentage basis (multiple speakers).

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

I think we tried to lay out a lot of numbers to help people do that. If it was absolute science, I would have just given the answer, but I think with an $18,000 improvement in backlog ASP and Bob shared some statistics that showed that the -- I don't want to say conversion, but the progression of that into future ASP has been in the range of 92% to 98%. We think it will, this year, tend toward the higher end of that.

If you are taking $16,000, $17,000 improvement in ASP, even if the margin in percentage terms didn't change at all, you're picking up $3,000 or $4,000 in gross margin dollars this year. And we have also said we do expect to see progress on the gross margin percentage. What we didn't do and frankly, I think it is irresponsible to try and do, is give a quarter-by-quarter gross margin percentage. Our focus is very clearly pushing through $45,000 in gross margin dollars per closing and I think that is probably the metric against which we will most easily be judged.

Michael Rehaut - JPMorgan Chase - Analyst

Okay. Also just talking about the land spend, which is very helpful as it provides that kind of bridge to '14 and beyond where -- for potential growth. As a lot of this land spend in fiscal '13 is more development-oriented, does that development though -- is it the length of which that you are really not even going to see the full benefit in '14 or how much of those dollars would you start to see generating a return in fiscal '14?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

That's a tremendously good question, but a super hard one to answer because I can't predict everything that we will buy this year. Let me tell you about the 20 communities that we've bought since we did the financing. They represented about 2,000 total lots, which would suggest that the average size was about 100 units. We did it in eight different markets. About half were raw land deals, half were at various stages of development. They may have been cash or option deals, but they were at different stages of development.

So I would say with respect to half of them, there is a very good chance we will have sales -- we will certainly have a full year's worth of sales in '14 and probably a full year's worth of closings. On a couple of the development deals, I don't think we will have 12 full months of deliveries in '14 from those new communities, but -- and obviously the longer we go into fiscal '13 as we are making acquisitions, the more that will be the case.

So that is why I have tried to articulate these targets, including importantly the community count target, not as a fiscal '13 number, but something that we think that together with the other targets get us back to profitability.

Michael Rehaut - JPMorgan Chase - Analyst

Okay, one last one if I could. The East and the Southeast certainly showing below average, below corporate average order growth than the West. Do you expect in fiscal '13 for those regions to stabilize or is that part of the movement in the community count that perhaps it is more concentrated in those areas and that would kind of drive down the average where the West would continue to lead?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

It's a good question. We definitely saw in '12 more reduction in community count and percentage terms in the East than we did in the other segments, so that contributed to the order growth issues. But not only do I think they will stabilize, I am sure that they will and I think we will see the East contribute nicely in '13. We have gone through a lot of improvement strategies in each of the divisions in our East segment and I feel like that is a good opportunity for us.

Interestingly, if I am right about that, our highest ASPs are in the East as well, so that is going to add further fuel to the migration upward in our ASP.

Michael Rehaut - JPMorgan Chase - Analyst

All right. Thank you.

Operator

Dan Oppenheim, Credit Suisse.

Dan Oppenheim - Credit Suisse - Analyst

Thanks very much. Allan, you have done a great job in terms of really focusing on the trying to boost the margins and what you are doing with different -- the operational performance to get there. When you think about the land deals, just as you went through that there, talking about half raw, half partially developed, there are a lot of other builders talking about doing more -- the majority of the land deals that they are getting now just being developed lots. How are you thinking about the margin opportunity that you are seeing for those -- raw versus partial versus fully developed at this point and how is that guiding you versus thinking about just bringing communities on more rapidly?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Well, there is no question, and this was actually one of the things that I talked about in July and August when we did the financing. I was saying then that there were some builders that were very short land for '13 and it felt to me like the disconnect in valuation between '13 delivers and '14 delivers was huge, that you were really having to pay up to get '13 deliveries and by pay up, I mean mid-teens margins unless you were bailed out by price appreciation. That didn't strike me as being accretive to our strategy to improve gross margins.

So by raising the money when we did and sort of letting go the idea of '13 order growth, not '13 profit growth, we are committed to that, but '13 order growth and sort of skipping that year and being in the '14 context for our deliveries, I felt like we were going to be able to achieve both the IRR and the gross margin objectives that we seek to. And that has played out. In fact, it's probably even more true today. Anything that you would tie up or try and control today that would deliver fiscal '13 closings, very unlikely that that would have decent margins associated with it. And really that is a trying to leverage overheads kind of a play or a speculation on home prices, which may be valid strategies for others, but that is not what we are focused on.

Dan Oppenheim - Credit Suisse - Analyst

Great. And then I guess in terms of the development, in terms of taking on the raw land deals, that's in some ways betting the -- having the confidence in terms of the market continuing to improve and working through those locations. Of those raw land deals, are they -- where are you looking in terms of locations if you think about it relative to some of the mothballed land that you'd right have now or these what you'd call premium locations relative to that or is it the thought that the recovery that we are going through right now continues, so you're confident in taking on partials further out?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Certainly starting at the center and working outward, I think Southern California is a good example for us. Each market is a little bit different, but what we have done from a cash purchase on the development side has been much closer in the last six or eight months. We have done two fairly significant deals, one in Cucamonga, one in Fullerton, which are surrounded on four sides by development. They are not pioneering in any way.

Some of our land held in California is out in that Temecula, Murrieta, French Valley corridor, which is hotter than a pistol right now from a land price perspective, but it is not as attractive from a home selling perspective. So I think that is going to come to us over the next year or two. In the meantime, our acquisition dollars are focused closer in.

Dan Oppenheim - Credit Suisse - Analyst

Great, thanks very much.

Operator

Joel Locker, FBN Securities.

Joel Locker - FBN Securities - Analyst

Hi, guys. Just on your backlog conversion going forward, what do you expect in say fiscal -- by the end of fiscal 2013 and going into 2014? Would you expect it to normalize back to where it was say 2003, '02 before the boom/bust cycle?

Bob Salomon - Beazer Homes USA, Inc. - EVP, CFO & CAO

Joel, this is Bob. In 2003, before the boom cycle, our conversion was in the low 50% range. So I think we are kind of there, if you think of that as normalized. As long as our sales activity is heavily trended towards to-be-builts, that cycle time is going to be a little bit longer and as you are building backlog and the cycle times a little bit longer due to to-be-builts, it's going to hold down that conversion a little bit.

Joel Locker - FBN Securities - Analyst

Right. And then what about your -- what did your community count -- I might have missed it -- but what did end the fiscal year with?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

The quarter was 167 I think.

Bob Salomon - Beazer Homes USA, Inc. - EVP, CFO & CAO

163.

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

163.

Joel Locker - FBN Securities - Analyst

The average. But I was saying what did it end up.

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

Yes, I think it ended at about 158.

Joel Locker - FBN Securities - Analyst

158. All right, thanks a lot, guys.

Operator

Alex Baron, Housing Research Center.

Alex Baron - Housing Research Center - Analyst

Yes, thanks, guys. I know or I guess it is always a challenge to balance pace versus margin, but I am wondering do you guys have some kind of metric at which you decide it is time to raise prices or lower incentives? And why -- I guess why focus more on the margin it seems than on the sales base?

Bob Salomon - Beazer Homes USA, Inc. - EVP, CFO & CAO

Well, I guess the answer is every community is a little bit different. When we are in locations where there is an opportunity to raise prices and capture margin based on the competitive position that we have, we want to get fully paid for the value that we are providing. If we are in a location where it is hypercompetitive from a price and feature standpoint, we want at least our fair share in terms of absorptions.

If I go back 15, 16 months, frankly, I think we had an opportunity to do a lot of improvement in both. We got competitive, I believe, and have moved ourselves kind of into the center of the fairway from a sales per community perspective, but I am still convinced that we are leaving dollars on the table every time we sell a home.

In many of our markets, we have still got opportunities to capture margin dollars and I think it is a little bit of a teeter-totter, Alex. I mean we have got a little of this and a little of that, it is back-and-forth, back-and-forth, but it really is made community by community. And I just think at this point, if you look externally -- somebody asked a question about benchmarking, we can't take a lot of pride in a 17.7% gross margin. We have got to do better than that, we can do better than that and we will.

Alex Baron - Housing Research Center - Analyst

Okay. And as far as your focus on your target clients, what percentage do you think you guys will be doing entry-level type homes in 2013?

Allan Merrill - Beazer Homes USA, Inc. - President & CEO

I think it is going to stay very consistent. Our pricing is changing a little bit, but our buyers really aren't. It is very tough to deliver in the $140,000, $150,000, $160,000 price point in any of our markets today. We can't replace product at that level. Where mortgage rates are, that first-time buyer, who, by the way for us, has got a FICO according to our lending partners of over 725, they can afford the monthly payment at $200,000. I'm sure they would like to buy at $150,000, but we can't get the lots or the build cost to deliver in the $150,000s. So I think our buyer profile stays much the same, but the pricing is definitely moving.

Alex Baron - Housing Research Center - Analyst

Okay, thanks.

Operator

That concludes today's conference call. Thank you for joining the Beazer Homes earnings conference call for the fourth quarter and fiscal year ended September 30, 2012. You may now disconnect.

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